Crescendo
INVESTOR RELATIONS

CRESCENDO COMMUNICATIONS, LLC

Richard W. Akam, CEO
Arc Group, Inc.
6327-4 Argyle Forest Blvd.
Jacksonville, FL 32244

This letter confirms the following agreement between our respective companies:

1. Arc Group, Inc. ("Company") hereby retains Crescendo Communications, LLC ("Crescendo") effective August 7, 2018, for implementation of the Company's investor relations program. The Company may terminate the Agreement at any time by providing 30 days notice.

2. The services to be performed by Crescendo on behalf of the Company will consist of the following ("Services"):
   a. Providing objective counseling on the full spectrum of investor relations issues including best practices, material disclosure, corporate governance and crisis communications
   b. Providing capital markets strategic advisory services
   c. Assembling and maintaining investor target lists and distribution lists, handling all investor inquiries, and responding to requests for information/investor kits, electronically or in hard copy
   d. Arranging meetings and phone introductions between management and targeted fund managers and research analysts as appropriate
   e. Reviewing and/or drafting all financial press releases
   f. Reviewing and/or drafting collateral marketing materials including:
      i) Investor slide presentation
      ii) Investor relations section of the Company's website

3. In consideration of the Services, the Company shall pay Crescendo an initial cash retainer of $12,250 to cover Services for August and September 2018, which payment shall be due and made upon signing of the Agreement. In addition, upon signing the Agreement the Company

shall issue Crescendo 3,500 restricted shares. Due on October 1, 2018, and due on the first of each subsequent month thereafter, the Company shall pay Crescendo a $7,000 monthly retainer and shall issue 1,500 restricted shares. If the Company is more than thirty (30) days past due on any payment, Company shall be deemed in default of this agreement and Crescendo shall not be obligated to perform any of its Services under this agreement, in addition to retaining all of its rights and remedies under the law.

4. The Company shall be responsible for all reasonable and necessary out-of-pocket expenses and disbursements made by Crescendo on its behalf, including but not limited to air travel, photocopying expenses, mail and express packages, third party vendors, and other reasonable expenses. Any expenses greater than $500 shall require prior approval by the Company. At the end of each month, Crescendo shall invoice the Company and each invoice shall itemize all Expenses and the Company shall reimburse Crescendo for them. Crescendo's invoices to the Company will be dated as of the 1st of each month and are due and payable within 30 days of the 1st of each month.

5. Crescendo acknowledges its responsibility to use reasonable efforts to preserve the confidentiality of any information disclosed by Company on a confidential basis to Crescendo, except for disclosures required by court order, subpoena or other judicial process.

6. Company understands and acknowledges that Crescendo will rely upon the accuracy of all information ("Information") provided to it by Company. Company shall have full responsibility and liability to Crescendo for such Information and Company shall indemnify, defend and hold Crescendo harmless from and against any demands, claims, judgments and liabilities arising from or related thereto (collectively "Claims Against Crescendo"). Company shall reimburse Crescendo for amounts payable by Crescendo in settlement of or in payment of any Claims Against Crescendo resulting from Crescendo's use of the Information and indemnify Crescendo for all costs and expenses incurred by Crescendo in connection therewith, including without limitation, attorney's fees and costs of defending Claims Against Crescendo.

7. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter here of and all prior contemporaneous understandings; negotiations and agreements are merged herein.

8. The Agreement may not be altered, extended, or modified nor any of its provisions waived, except by a document in writing signed by the party against whom such alteration, modification, extension or waiver is sought to be enforced.

9. A waiver by either party of any breach, act or omission of the other party is not to be deemed a waiver of any subsequent similar breach, act or omission.

10. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.

11. This agreement shall be governed by, construed and enforced under the laws of the State of New York without reference to any choice of law doctrine. With respect to any and all controversies or claims arising out of or relating to this Agreement or any alleged breach hereof, the parties agree hereto to submit to the exclusive jurisdiction of the state courts of the State of New York.

Very truly yours,
Crescendo Communications, LLC

By:______________________________
David K. Waldman, President & CEO

Agreed to and Approved
this 8TH day of AUGUST 2018.

Arc Group, Inc.

By: [signature]
Richard W. Akam, CEO